HARTFORD FUNDS EXCHANGE-TRADED TRUST

FORM OF INVESTING FUND AGREEMENT

This Investing Fund Agreement (the “Agreement”) is made as of the date set forth below between the Hartford Funds Exchange-Traded Trust (the “Trust”) and             (the “Purchasing Fund”).

WHEREAS, Section 12(d)(1)(A) (“Section 12(d)(1)(A)”) of the Investment Company Act of 1940, as amended (the “1940 Act”), limits investment by an investment company, as defined in the 1940 Act, and affiliates of such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, the Trust is an investment company registered as such under the 1940 Act; and is organized as a series fund with multiple separate series (each such series an “ETF” and collectively the “ETFs”); and

WHEREAS, the Purchasing Fund is a registered investment company or otherwise meets the definition of “investment company” under the 1940 Act; and

WHEREAS, the Purchasing Fund is not advised or sponsored by the adviser to the Trust, Hartford Funds Management Company, LLC, and is not part of the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) as the Trust;

WHEREAS, the Securities and Exchange Commission (the “Commission”) has granted an order (Rel. No. IC-32454) exempting the Trust and certain investment companies investing in the ETFs of the Trust from the limits of Section 12(d)(1)(A) (such order and the application therefor together, the “Order”); and

WHEREAS, in reliance on the Order, the Purchasing Fund may acquire shares in the ETFs (“Shares”) in excess of the limits imposed by Section 12(d)(1)(A); and

WHEREAS, pursuant to the conditions set forth in the Order, each Purchasing Fund must enter into a written agreement with the Trust prior to acquiring Shares in excess of the limits imposed by Section 12(d)(1)(A);

NOW, THEREFORE, the Trust and the Purchasing Fund agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

2. The members of an Purchasing Fund’s Advisory Group will not control (individually or in the aggregate) a Fund within the meaning of section 2(a)(9) of the Act. The members of an Purchasing Fund’s Subadvisory Group will not control (individually or in the aggregate) a Fund within the meaning of section 2(a)(9) of the Act. If, as a result of a decrease in the outstanding voting securities of a Fund, the Purchasing Fund’s Advisory Group or the Purchasing Fund’s Subadvisory Group, each in the aggregate, becomes a holder of more than 25 percent of the outstanding voting securities of a Fund, it will vote its Shares of the Fund in the same proportion as the vote of all other holders of the Fund’s Shares. This condition does not apply to the Purchasing Fund’s Subadvisory Group with respect to a Fund for which the Purchasing Fund’s Subadviser or a person controlling, controlled by or under common control with the Purchasing Fund’s Subadviser acts as the investment adviser within the meaning of section 2(a)(20)(A) of the Act.

For purposes of this Agreement, the “Purchasing Fund’s Advisory Group” consists of the Purchasing Fund’s investment adviser (“Purchasing Fund Adviser”) or Sponsor, as applicable, and any person controlling, controlled by, or under common control with the Purchasing Fund Adviser, Sponsor, and any investment company or any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act that is advised by the Purchasing Fund Adviser or sponsored by the Purchasing Fund’s Sponsor, or any person controlling, controlled by, or under common control with the Purchasing Fund Adviser or Sponsor, as applicable.

For purposes of this Agreement, a “Purchasing Fund Subadvisory Group” consists of any subadviser to such Purchasing Fund (“Purchasing Fund Subadviser”), any person controlling, controlled by, or under common control with such subadviser, and any investment company or issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act (or portion of such investment company or issuer) advised or sponsored by such subadviser or any person controlling, controlled by or under common control with such subadviser.

3. No Purchasing Fund or Purchasing Fund Affiliate will cause any existing or potential investment by the Purchasing Fund in a Fund to influence the terms of any services or transactions between the Purchasing Fund or Purchasing Fund Affiliate and the Fund or a Fund Affiliate

For purposes of this Agreement, the term “Purchasing Fund Affiliate” includes the Purchasing Fund Adviser, Purchasing Fund Subadviser(s), any Sponsor, promoter and principal underwriter of a Purchasing Fund, and any person controlling, controlled by, or under common control with any of these entities.

4. If the Purchasing Fund is a management company, as defined in Section 4 of the 1940 Act (an “Investing Management Company”), the board of directors or trustees of such Management Company, including a majority of the disinterested directors or trustees, will adopt procedures reasonably designed to ensure that the Purchasing Fund’s adviser and Purchasing Fund’s subadviser are conducting the investment program of the Investing Management Company without taking into account any consideration received by the Investing Management Company or a Purchasing Fund Affiliate from an ETF or ETF Affiliate in connection with any services or transactions.

For purposes of this Agreement, the term “ETF Affiliate” includes the Adviser, Subadviser(s), promoter or principal underwriter of an ETF and any person controlling, controlled by or under common control with any of these entities.

5. Once an investment by a Purchasing Fund in the securities of a ETF exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act, the Board of the Trust, including a majority of the directors or trustees who are not “interested persons” within the meaning of Section 2(a)(19) of the 1940 Act (“non-interested Board members”), will determine that any consideration paid by the ETF to the Purchasing Fund or a Purchasing Fund Affiliate in connection with any services or transactions: (i) is fair and reasonable in relation to the nature and quality of the services and benefits received by the Fund; (ii) is within the range of consideration that the ETF would be required to pay to another unaffiliated entity in connection with the same services or transactions; and (iii) does not involve overreaching on the part of any person concerned. This condition does not apply with respect to any services or transactions between an ETF and its investment adviser(s), or any person controlling, controlled by or under common control with such investment adviser(s).

6. The Purchasing Fund’s adviser, or trustee or sponsor of an Purchasing Fund’s trust, as applicable, will waive fees otherwise payable to it by the Purchasing Fund in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by a Fund under Rule 12b-1 under the 1940 Act) received from an ETF by the Purchasing Fund’s adviser, or trustee or sponsor of the Purchasing Fund’s trust, or an affiliated person of the Purchasing Fund’s adviser, or trustee or sponsor of the Purchasing Fund’s trust, other than any advisory fees paid to the Purchasing Fund’s adviser, or trustee or sponsor of an Purchasing Fund’s trust, or its affiliated person by the ETF, in connection with the investment by the Purchasing Fund in the ETF. Any Purchasing Fund’s subadviser will waive fees otherwise payable to the Purchasing Fund’s subadviser, directly or indirectly, by the Investing Management Company in an amount at least equal to any compensation received from an ETF by the Purchasing Fund’s subadviser, or an affiliated person of the Purchasing Fund’s sub-adviser, other than any advisory fees paid to the Purchasing Fund’s subadviser or its affiliated person by the ETF, in connection with the investment by the Investing Management Company in the ETF made at the direction of the Purchasing Fund’s subadviser. In the event that the Purchasing Fund’s subadviser waives fees, the benefit of the waiver will be passed through to the Investing Management Company.

7. No Purchasing Fund or Purchasing Fund Affiliate (except to the extent it is acting in its capacity as an investment adviser to a ETF) will cause a ETF to purchase a security in any Affiliated Underwriting.

For purposes of this Agreement, the term “Affiliated Underwriting” means an offering of securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate. For purposes of this Agreement, the term “Underwriting Affiliate” means a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, investment adviser, subadviser, sponsor or employee of the Purchasing Fund, or a person of which any such officer, director, member of an advisory board, investment adviser, subadviser, sponsor or employee is an affiliated person. An Underwriting Affiliate does not include any person whose relationship to the Trust is covered by Section 10(f) of the 1940 Act.

8. The Board of the Trust, including a majority of the non-interested Board members, will adopt procedures reasonably designed to monitor any purchases of securities by the ETF in an Affiliated Underwriting, once an investment by a Purchasing Fund in the securities of the ETF exceeds the limit of Section 12(d)(1)(A)(i) of the 1940 Act, including any purchases made directly from an Underwriting Affiliate. The Board will review these purchases periodically, but no less frequently than annually, to determine whether the purchases were influenced by the investment by the Purchasing Fund in the ETF. The Board will consider, among other things: (i) whether the purchases were consistent with the investment objectives and policies of the ETF; (ii) how the performance of securities purchased in an Affiliated Underwriting compares to the performance of comparable securities purchased during a comparable period of time in underwritings other than Affiliated Underwritings or to a benchmark such as a comparable market index; and (iii) whether the amount of securities purchased by the ETF in Affiliated Underwritings and the amount purchased directly from an Underwriting Affiliate have changed significantly from prior years. The Board will take any appropriate actions based on its review, including, if appropriate, the institution of procedures designed to ensure that purchases of securities in Affiliated Underwritings are in the best interest of shareholders of the ETF.

9. At the time of its investment in Shares of a ETF in excess of the limit in Section 12(d)(1)(A)(i) of the 1940 Act, the Purchasing Fund will notify the ETF of the investment. At such time, the Purchasing Fund will also transmit to the ETF a list of the names of each Purchasing Fund Affiliate and Underwriting Affiliate. The Purchasing Fund will notify the ETF of any changes to the list of the names as soon as reasonably practicable after a change occurs.

10. The Purchasing Fund and the Trust represent that their respective boards of directors or trustees and their investment advisers, or trustee and sponsor, as applicable, understand the terms and conditions of the Order, and agree to fulfill their responsibilities under the Order.

11. If the Purchasing Fund is an Investment Management Company, it represents and warrants to the Trust that, before approving any advisory contract under Section 15 of the 1940 Act, its board of directors or trustees, including a majority of the disinterested directors or trustees, found or will find that the advisory fees charged under such contract are based on services provided that will be in addition to, rather than duplicative of, the services provided under the advisory contract(s) of any ETF in which the Investing Management Company may invest. These findings and their basis will be fully recorded in the minute books of the appropriate Investing Management Company.

12. The Purchasing Fund agrees that it has sole responsibility under the Order and this Agreement to monitor the limits of Section 12(d)(1)(A) as they pertain to its acquisition of Shares.

13. The Purchasing Fund represents and warrants to the Trust that, if it is a Management Company, its investment adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or is exempt from such registration.

14. The Purchasing Fund represents and warrants to the Trust that, if it purchases Creation Units directly from the Trust, it will do so only in compliance with the Purchasing Fund’s investment restrictions and only if so doing is consistent with the investment policies set forth in the Purchasing Fund’s registration statement under the Securities Act of 1933.

15. The Purchasing Fund and the Trust agree that each shall preserve a copy of this Agreement, the list of Purchasing Fund Affiliates and Underwriting Affiliates and a copy of the Order for the duration of the investment and for a period of not less than six (6) years thereafter, the first two years shall be maintained by the Purchasing Fund and the Trust in an easily accessible place.

16. The Purchasing Fund represents and warrants to the Trust that it understands and complies with the Financial Industry Regulatory Authority, Inc. Conduct Rule 2341 and that any sales charge and/or service fees (other than customary brokerage fees) charged with respect to shares in the Purchasing Fund will not exceed the limits applicable to a fund of funds as set forth in that rule.

17. If it is acquiring Shares in excess of either (i) the 5% limit of Section 12(d)(1)(A)(ii) of the 1940 Act or (ii) the 10% limit of Section 12(d)(1)(A)(iii) of the 1940 Act, the Purchasing Fund represents and warrants to the Trust, and agrees, that its prospectus will disclose in “plain English” the fact that it may invest in exchange-traded funds and the unique characteristics of a fund that invests in exchange-traded funds, including but not limited to the expense structure and any additional expenses of investing in exchange-traded funds.

18. Any of the provisions of this Agreement notwithstanding, the Purchasing Fund represents and warrants to the Trust that it operates, and will continue to operate, in compliance with the 1940 Act, and the Commission’s rules and regulations thereunder. The Purchasing Fund agrees that the Trust is entitled to rely on the representations contained in this Agreement and that the Trust has no independent duty to monitor the Purchasing Fund’s compliance with this Agreement, the Order, the 1940 Act, or the Commission’s rules and regulations thereunder.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the             day of             , 20            .

[Name of Purchasing Fund]

By:
Name:
Title:

ACCEPTED:

HARTFORD FUNDS EXCHANGE-TRADED TRUST

By:
Name:
Title: